UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)

                          HELIOS ADVANTAGE INCOME FUND
                                (Name of Issuer)

                                CLOSED END FUND
                         (Title of Class of Securities)

                                   42327W206
                                  -----------
                                 (CUSIP Number)

                               DECEMBER 31, 2010
             Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     /_X_/     Rule 13d-1(b)
     /___/     Rule 13d-1(c)
     /___/     Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 42327W206

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1)    Names of Reporting Persons.

      I.R.S. Identification Nos. of Above Persons (entities only)

      NEWGATE CAPITAL MANAGEMENT LLC, IRS ID # 04-2941344
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2)    Check the Appropriate Box if a Member of a Group
                                                            (a) [ ]
      (See Instructions)                                    (b) [ ]
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3)    SEC Use Only

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4)    Citizenship or Place of Organization

      DELAWARE
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      Number of Shares     5)     Sole Voting Power          NONE
      Beneficially           ---------------------------------------------------
      Owned by Each        6)     Shared Voting Power        NONE
      Reporting              ---------------------------------------------------
      Person With          7)     Sole Dispositive Power     NONE
                             ---------------------------------------------------
                           8)     Shared Dispositive Power   NONE
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9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      NONE
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10)   Check if the Aggregate Amount in Row (9) Excludes

      Certain Shares (See Instructions)                               [ ]
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11)   Percent of Class Represented by Amount in Item 9

      NONE
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12)   Type of Reporting Person (See Instructions)

      IA
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ITEM 1.

(A)   NAME OF ISSUER HELIOS ADVANTAGE INCOME FUND

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

         HYPERION BROOKFIELD ASSET MANAGEMENT INC.
         THREE WORD FINANCIAL CENTER
         200 VESEY STREET
         10TH FLOOR
         NEW YORK, NY 10281
         USA

ITEM 2.

(A)   NAME OF PERSONS FILING

         NEWGATE CAPITAL MANAGEMENT LLC

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

         ONE SOUND SHORE DRIVE
         GREENWICH, CT  06830

(C)   CITIZENSHIP

         USA

(D)   TITLE OF CLASS OF SECURITIES

         CLOSED END FUND

(E)   CUSIP NUMBER

         42327W206

ITEM 3.

      If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

      (b)   ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) ___ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c).

      (d) ___Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)   _X_ An investment adviser in accordance with 240.13d- 1(b)1)(ii)(E).

      (f) ___An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).


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      (g)   ___A parent holding company or control person in accordance with
            240.13d-1(b)(1)(ii)(G)

      (h) ___A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) ___A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j)   ___Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: NONE

      (b)   Percent of class: NONE

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: NONE

            (ii)  Shared power to vote or to direct the vote: NONE

            (iii) Sole power to dispose or to direct the disposition of: NONE

            (iv)  Shared power to dispose or to direct the disposition of: NONE

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      X If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION.

      (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Dated:     January 13, 2011

                                         Signature: /s/ Sonia Rosenbaum, Ph.D.
                                                    --------------------------

                                         Name:      Sonia Rosenbaum, Ph.D.

                                         Title:     Managing Director